EXHIBIT 11



                        GALACTICOMM TECHNOLOGIES, INC.
                            PER SHARE COMPUTATIONS

                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                                   1997               1996
                                                                             ----------------   ---------------
BASIC AND DILUTED

 Weighted average common shares outstanding,
   exclusive of nominal issuances prior to the IPO .......................        2,188,474           973,649

 Nominal common shares and equivalents issued
   prior to the IPO assumed to be outstanding for the entire period ......               --                --
                                                                               ------------        ----------
 Weighted average common shares outstanding at end of year ...............        2,188,474           973,649
                                                                               ============        ==========
 Net loss ................................................................     $ (3,754,035)       (1,088,591)
                                                                               ============        ==========
 Basic and diluted net loss per share ....................................     $      (1.72)            (1.12)
                                                                               ============        ==========